Exhibit 99.1

Greif EXPANDS IN EUROPE AND ASIA

DELAWARE, Ohio, USA (Oct. 26, 2006) – Greif, Inc., (NYSE: GEF, GEF.B) has signed a definitive purchase agreement to acquire Blagden Packaging Group’s steel drum manufacturing and, closures and bulk bag business in Europe and Asia, subject to certain conditions. The net sales of the acquired activities are approximately US $265 million on an annualized basis.

Terms of the deal, which is anticipated to close in Greif’s first quarter of fiscal 2007, were not disclosed. Greif expects the acquisition to be accretive to its 2007 fiscal year earnings. The Company’s fiscal year begins Nov. 1, 2006.

“Acquisition of Blagden’s steel drum and closures business is consistent with Greif’s long-term strategy to be the leading producer of industrial packaging around the world,” said Michael J. Gasser, Greif chairman and chief executive officer. “We expect our shareholders, customers and employees alike will benefit from our industry consolidation activities and expanded network in Europe and Asia.”

Ivan Signorelli, Senior Vice President, Industrial Packaging & Services – Europe, said, “Greif will always remain committed to providing customers with high-quality industrial packaging and value-added services. By adding Blagden’s steel drum and closures business to Greif’s existing footprint, our customers can be assured of a continued optimal and cost-effective supply of packaging material for the future.”

The acquired operations have 820 employees in the Netherlands, Belgium, France, the United Kingdom, Spain, Singapore, Malaysia and China.

Blagden’s successor company will, as European market leader, focus on collection, reconditioning and recycling of industrial packaging around the world as well as production of steel and tinplate pails and cans in certain areas. Also integral to the acquisition is Greif’s cooperation with that company’s drum reconditioning operations for drum collection services and closed-loop solutions for Greif’s customers.

Greif, Inc. is the world leader in industrial packaging products and services. The company produces steel, plastic, fibre, corrugated and multiwall containers, protective packaging and containerboard, and provides blending and packaging services for a wide range of industries. Greif also manages timber properties in North America. The company is strategically positioned in more than 40 countries to serve global as well as regional customers. Additional information is on the company’s Web site at www.greif.com.

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